CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is to be effective as of the 15th day of July, 2004, by and between Coffee Pacifica, Inc. ("Company"), with offices located at Suite 102, 3663 E. Sunset Road, Las Vegas, Nevada 89120, and Robert J. Waters,("Consultant"), an individual having his principal address at 915 470 Granville Street, Vancouver, B.C. V6C 1V5.

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

The Parties hereby agree as follows:

1.    APPOINTMENT OF ROBERT J. WATERS

Company hereby appoints Consultant and Consultant hereby agrees to render services to the Company as a Coffee Marketing and Sales advisor to the Company. The advisor is appointed solely for the benefit of Coffee Pacifica Inc.

2.    SERVICES.

During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of Papua New Guinea grown coffee sales and marketing, strategic market planning, financial matters in connection with the coffee sale operation of the Company, expansion into new markets, acquisitions and business opportunities. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a) The implementation of short and long term strategic planning to fully develop and enhance the Company's products;

(b) The implementation of a marketing program to enable the Company to broaden the markets for its products and promote the image of the Company;

(c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

(d) The identification, evaluation, structuring, negotiating of joint ventures, strategic alliances, business acquisitions, and advise with regard to the ongoing managing and operating of such acquisitions upon consummation thereof.

3.    TERM.

The term ("Term") of this Consulting Agreement shall be for a period of six (6) months commencing on the date hereof. The contract will automatically be extended for an additional six (6) months. Either party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party after the first two (2 months)

4.    COMPENSATION.

For the services to be rendered and performed by the Consultant during the Term of this contact and in consideration of the Consultant having entered into this agreement, Coffee Pacifica Inc. agrees to issue to the Consultant eight hundred thousand (800,000) shares of free trading Coffee Pacifica Inc. stock.

5.    CONFIDENTIALITY

Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of the Company.

6.    INDEMNIFICATION.

Company, its agents or assigns hereby agree to indemnify and hold the Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder.

7.     INDEPENDENT CONTRACTOR.

Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of the Company.

8.    MISCELLANEOUS.

This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of Nevada without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

9.    NOTICES.

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.

Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience.

All Parties signing below do so with full authority:

/s/ Shailen Singh                                         /s/ Robert J Waters

Shailen Singh, President & CEO Robert J. Waters, Consultant

Coffee Pacifica, Inc.